Exhibit 10.(ii)(21)

OPERATIVE BOARD RESOLUTION

Adoption of the Long-Term Performance Incentive Program

THEREFORE, BE IT RESOLVED, that the LTPIP, attached hereto as Exhibit B, be and hereby is adopted; and that for purposes of the LTPIP, the Sears, Roebuck and Co. 2000 Employees Stock Plan is amended to change the definition of "Change of Control" to the definition of "Change of Control" set forth in the LTPIP.

LONG-TERM PERFORMANCE INCENTIVE PROGRAM ("LTPIP")
SEARS ROEBUCK AND CO.

PROGRAM INTRODUCTION

The Sears Long-Term Performance Incentive Program (LTPIP) is a performance-based award made under the Sears 2000 Employees Stock Plan and consistent with the measures provided in the Long Term Incentive Compensation Plan. The LTPIP is designed to motivate the most senior leaders of Sears, Roebuck and Co. to achieve significant, lasting change that successfully repositions the Company for future growth. Performance goals directly align these executives' financial incentives with the Company's strategic direction and initiatives. Under the LTPIP, eligible executives can earn over-market long-term compensation by achieving all internal performance goals and outperforming the external market.

Program Summary

  Each eligible participant will be granted a number of "performance shares."

  These performance shares may entitle a participant to an equal, lower or higher number of Sears shares depending on performance against four pre-defined goals and Sears share price performance relative to the market.

  All participants will have the same four performance goals (although goals may be weighted differently for different participants).

  Performance against the four goals will be measured through December 31, 2004. The Compensation Committee will determine whether each individual goal has been met.

  The number of performance shares that may be earned by each recipient will depend on

    Which performance goals have been met, and the relative weighting given to each goal, and

    Whether all four goals have been met, in which case the number of performance shares earned will be doubled.

  Performance shares earned by a participant will be converted into Sears shares prior to distribution. Each performance share will equal between .5 and 1.5 Sears shares depending upon the TSR of Sears shares compared to the companies in the S & P 500 over the 2001-2004 period.

  One-half of these shares will be distributed after the Compensation Committee meeting in February 2005 in the participant's choice of shares or cash. The other half will also be distributed in February 2005 as restricted shares, and will vest on December 31, 2005.

ELIGIBILITY

The Compensation Committee of the Sears Board of Directors will identify those executives that have the broadest strategic impact.

New Hires or Promoted Executives

The Compensation Committee may designate executives who have been newly hired or promoted into the eligible group or promoted to a higher level within the eligible group to receive grants under the Plan.

The Compensation Committee may, in its sole discretion, adjust the number of shares which a newly hired or promoted executive would otherwise be awarded, including any adjustment that the Compensation Committee deems necessary or desirable to qualify such award as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code or to require the deferral of any such award which does not so qualify.

AWARDS

Performance shares will be awarded to all eligible executives. On the date of grant, the shares awarded consist of a commitment by Sears to distribute a number of Sears shares equal to the number of performance shares earned multiplied by the applicable Total Shareholder Return multiple set forth in Appendix A upon successful completion of the goals outlined in this document and approval of the final award amount by the Compensation Committee of the Board of Directors. The number of Sears shares actually awarded will be more or less than the number of performance shares originally awarded, based on the achievement of four pre-defined goals, Sears' TSR performance relative to the market, and the participant's continued eligibility to participate in the LTPIP program.

Performance Period

The performance period for the four performance goals will end on December 31, 2004. The number of performance shares that may be earned will be determined at the completion of this performance period.

Performance Goals

Performance goal descriptions and metrics are outlined below.

GOAL	REQUIRED PERFORMANCE
Achieve significant operating income improvement for Retail and Related Services Segment	Operating income in 2004 of $1.5 billion
Achieve Retail comparable store sales growth above peer group in the third year of plan	Achieve Retail comparable store sales growth above Merrill Lynch Broadline Index for calendar year 2004
Reduce Sears total domestic operating expense as a percent of net sales

Reduce annual domestic operating expense as a percent of net sales by 200 bp in 2004 vs. 2001 level. Included expenses are SG&A, buying and occupancy, depreciation, and certain logistics costs (transportation, warehousing and delivery).

Achieve operating income growth for Credit and Financial Products	Equivalent to 5.0% compound annual growth rate over 3-year period (2002, 2003, 2004) over 2001 level of performance

Weighting of Goals and Calculation of Award

Each executive's grant will specify the weight assigned to each of the above goals.

  The sum of the weights assigned to the four goals will equal 100%.

The achievement of the goals will be judged by the Compensation Committee on a "met" or "not met" basis.

The number of performance shares that may be earned will equal

  The number of performance shares originally granted, multiplied by
  The percentage that represents the sum of the weights assigned to the goals achieved, multiplied by
  200%, if all four goals were achieved

Only goals designated as "met" by the Compensation Committee will count toward determining the number of shares earned. There will be no credit for partially meeting goals, and no additional credit provided for exceeding the goals.

The Compensation Committee plans to assess performance versus the stated goals at the February 2005 Compensation Committee meeting.

"Outperform" Total Shareholder Return Modifier

As additional incentive for eligible executives to achieve success in enabling Sears to outperform the market, an "Outperform" TSR Modifier will be applied to determine the number of Sears shares deliverable for each performance share earned by a participant. Performance levels will be based on Sears TSR performance ranking versus the companies in the Standard & Poor's 500 Index ("S & P 500 Index") as of December 31, 2004.

Total Shareholder Return as it applies to Sears and the S & P 500 Index companies is defined as the return shareholders receive on their investment, taking into account share price appreciation plus dividends (assuming reinvestment), expressed as a percentage increase over the course of the measurement period. The measurement period for the modifier will begin on December 31, 2000 and will end on December 31, 2004.

The average closing market price for twenty trading days ending December 31, 2000 and the average closing market price for twenty trading days ending on December 31, 2004 will be used in the calculation to determine Sears beginning and ending share price for the period, as well as for the companies in the S & P 500 Index.

Sears percentile rank will be calculated using the Microsoft Excel PERCENTRANK function. This function interpolates Sears performance in relation to the S & P 500 Index companies, thereby increasing the precision of the relative TSR result. Sears data will be included in the array for purposes of calculating percentile rank performance. Companies will not be market cap weighted. Calculations will be rounded up or down to the nearest tenth of a percentage point. It is anticipated that the companies that comprise the S&P 500 will change from time to time. This grouping of companies is independently selected and maintained by Standard & Poor's. The companies used for the TSR calculation for the LTPIP will be those companies included in the S&P 500 Index on December 31, 2004, and the average market price as described above for December 31, 2000 will be obtained at that time. If any company on the S&P 500 Index on December 31, 2004 did not exist in substantially the same form on December 31, 2000 in the judgement of the Compensation Committee, the Committee may elect to eliminate such companies from the "Outperform" Relative TSR modifier calculation.

The "Outperform" TSR Modifier will be applied as outlined below.

  If Sears four year TSR relative to that of the companies in the S & P 500 Index as of December 31, 2004 is in the top quartile (at or above the 75th percentile), each performance share shall entitle the participant to 1.5 Sears shares.
  If Sears four year TSR is at or below median relative to this group of companies, each performance share shall entitle the participant to .5 Sears shares.
  In the event of performance above the 50th and up to and including the 60th percentiles, each performance share shall equal 1 Sears share.
  In the event of performance between the 60th and 75th percentile, each performance share will entitle the participant, interpolated on a straight-line basis, to between 1 and 1.5 Sears shares.

See Appendix A for the multiplier table.

The Compensation Committee may, at its discretion, apply negative discretion to the calculated award.

DISTRIBUTION

Terms of Distribution

One-half of the number of Sears shares that result from the payout formula will be distributed as soon as practical after the February 2005 Compensation Committee meeting. The second half of the shares will be issued as a grant of restricted stock at the same time, and will vest 100% on December 31, 2005.

  February 2005 Distribution of Unrestricted Shares - Sears shares will be distributed to eligible executives net of applicable tax withholding. The executive may elect to receive up to 100% of the value of this distribution in cash, based on the Average Market Price of Sears shares on the date of distribution. "Average Market Price" shall be the mean between the lowest and highest reported sales price of Sears shares on the principal exchange or market on which Sears shares are then listed or admitted to trading. The cash payment, if elected, will be net of applicable tax withholding.
  December 31, 2005 Unrestriction - The restricted shares will become exchangeable for unrestricted Sears common shares. No cash election is available on this distribution.

Any distribution of shares to an executive under this Plan will not be deemed as eligible for an Equity Swap.

All distributions are subject to the termination provisions outlined below.

Deferral of Distribution

Any or all of either distribution outlined above may be deferred in accordance with the terms of the Sears Deferred Compensation Plan.

Dividend Equivalents

No dividends or dividend equivalents will be paid or accrued on any performance shares prior to December 31, 2004.

Any dividends declared by the Board of Directors after the distribution of restricted shares will be paid on the restricted shares. Such dividends will be reported on a W-2 form and be subject to income tax withholding and applicable FICA taxes. Payment of such dividends will occur at the same time and in the same amounts as dividends payable to shareholders of Sears common stock.

Taxes

On the dates that the shares and/or cash are distributed, the average market price of the distribution will be considered as ordinary income to the executive; as such, it will be subject to federal, state and local income and employment tax withholding. Amounts necessary to settle this tax withholding obligation will be withheld from the cash or stock amounts distributed to the executive.

Except for taxes on dividends paid on restricted shares, generally no executive will be subject to taxes on the awarded shares until the restrictions on the shares lapse and the shares are distributed. However, the executive may choose to pre-pay his or her taxes on the restricted shares awarded (in February 2005) pursuant to an 83(b) election that must be made within 30 days of receiving the award of restricted shares. Because this is fairly complicated, the executive may want to consult his or her tax advisor before choosing this election.

TERMINATION PROVISIONS

The effect of termination of employment on restricted performance shares depends not only on the reason for termination but also on the point in the performance period that the termination occurs. The matrix below contains complete details relating to different termination situations.

Termination Type	Between grant date and December 31, 2004	Between December 31, 2004 and December 31, 2005
Voluntary Termination (not retirement) or Retirement without company consent or Involuntary Termination (with cause)	All shares forfeited	1/2 of shares earned will be distributed early in 2005 Remaining shares are forfeited
  Retirement at or after age 65 or earlier with Committee consent or
  Permanent and Total Disability
  Involuntary Termination (without cause/with salary continuation period )-all vesting and distributions determined by end of actual employment
	Prorated distribution of shares to the extent eventually earned through the end of active service (excluding any salary continuation period), distributed in full in February 2005.	1/2 of shares earned will be distributed early in 2005 Accelerated distribution of remaining unvested shares. No prorated vesting will apply.
Death	Target award prorated through the date of death , distributed in shares of Sears stock within 90 days of end of service (1)	1/2 of shares earned will be distributed early in 2005 Accelerated distribution of remaining unvested shares. No prorated vesting will apply.
Change-in-control ("CIC")	At CIC, target number of shares granted is fully vested unless equivalent award substituted Upon CIC Termination, vesting accelerated on all unvested shares (1)
  1/2 of shares earned will be distributed early in 2005
  At CIC, accelerated distribution of remaining unvested shares are distributed unless equivalent award substituted
  Upon CIC Termination, vesting is accelerated on all unvested shares

(1) Target award in Sears shares equals the number of performance shares granted at the beginning of the performance cycle without respect to any subsequent adjustments for meeting all four goals or relative TSR performance.

All prorations are based on a fraction, the numerator of which is the number of full months worked during period January 1, 2002 through December 31, 2004 and the denominator of which is 36 months.

ADMINISTRATIVE PROVISIONS

LTPIP awards are made under the 2000 Employees Stock Plan and are consistent with the measures provided in the Long Term Incentive Compensation Plan, both of which have been approved by shareholders. Since the shares awarded under this Program are granted pursuant to the 2000 Employees Stock Plan, in the event of any conflict between this document and the 2000 Employees Stock Plan, the provisions of the 2000 Employees Stock Plan govern.

Amounts distributed under this Program are not considered qualifying compensation for purposes of any Sears retirement plan or other benefits.

Nothing in this Program or grant will confer on a participant any right to continue in the employ of Sears or in any way affect Sears' ability to terminate the participant's employment in accordance with applicable laws.

The Compensation Committee

The LTPIP is administered by the Compensation Committee of the Board of Directors of Sears, Roebuck and Co., which has delegated the authority to make administrative decisions regarding this Program to the Senior Vice President, Human Resources. Any determinations by the Committee regarding this Program are binding on all participants.

The Committee may make additional changes that it deems appropriate for the effective administration of the LTPIP. These changes may not increase or reduce the benefits to which participants may become entitled under the LTPIP, nor change the pre-established measures and goals that have been approved.

Extraordinary Events

The Committee will consider the effect of any extraordinary or non-recurring events in determining whether or not a goal has been "met." For purposes of calculating financial performance, the negative effect of all non-recurring or extraordinary items shall be excluded from the calculations; provided that the Committee may apply "negative discretion" in reducing the results based on including or excluding the effects of any non-recurring or extraordinary items that it deems appropriate. For these purposes, non-recurring or extraordinary items shall include any such item as determined by the Company's independent accountants in accordance with GAAP, losses resulting from discontinued operations, the cumulative effect of changes in accounting standards and other unusual, non-recurring items of gain or loss that are separately identified and quantified in the Company's audited financial statements.

Change in Control

A Change of Control shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding common shares of the Company (the "Outstanding Company Common Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (ii) any acquisition by the Company or any of its subsidiaries; (iii) any acquisition by any employee benefit plan (or any related trust) sponsored or maintained by the Company of any of its subsidiaries; or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of (c) below are satisfied; or

(b) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Board") (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used under Section 14 of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger of consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any of its subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation: or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(e) Consummation of the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (i) more than 60% of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any of its subsidiaries, and any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

For purposes of the foregoing definition of "Change of Control", a "subsidiary" of the Company shall mean any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

APPENDIX A

Relative Total Shareholder Return: Share Multiplier Values

Percentile Rank	Share Multiplier	Percentile Rank	Share Multiplier	Percentile Rank	Share Multiplier	Percentile Rank	Share Multiplier	Percentile Rank	Share Multiplier

50.0	0.500	55.0	1.000	60.0	1.000	65.0	1.167	70.0	1.333
50.1	1.000	55.1	1.000	60.1	1.003	65.1	1.170	70.1	1.337
50.2	1.000	55.2	1.000	60.2	1.007	65.2	1.173	70.2	1.340
50.3	1.000	55.3	1.000	60.3	1.010	65.3	1.177	70.3	1.343
50.4	1.000	55.4	1.000	60.4	1.013	65.4	1.180	70.4	1.347
50.5	1.000	55.5	1.000	60.5	1.017	65.5	1.183	70.5	1.350
50.6	1.000	55.6	1.000	60.6	1.020	65.6	1.187	70.6	1.353
50.7	1.000	55.7	1.000	60.7	1.023	65.7	1.190	70.7	1.357
50.8	1.000	55.8	1.000	60.8	1.027	65.8	1.193	70.8	1.360
50.9	1.000	55.9	1.000	60.9	1.030	65.9	1.197	70.9	1.363
51.0	1.000	56.0	1.000	61.0	1.033	66.0	1.200	71.0	1.367
51.1	1.000	56.1	1.000	61.1	1.037	66.1	1.203	71.1	1.370
51.2	1.000	56.2	1.000	61.2	1.040	66.2	1.207	71.2	1.373
51.3	1.000	56.3	1.000	61.3	1.043	66.3	1.210	71.3	1.377
51.4	1.000	56.4	1.000	61.4	1.047	66.4	1.213	71.4	1.380
51.5	1.000	56.5	1.000	61.5	1.050	66.5	1.217	71.5	1.383
51.6	1.000	56.6	1.000	61.6	1.053	66.6	1.220	71.6	1.387
51.7	1.000	56.7	1.000	61.7	1.057	66.7	1.223	71.7	1.390
51.8	1.000	56.8	1.000	61.8	1.060	66.8	1.227	71.8	1.393
51.9	1.000	56.9	1.000	61.9	1.063	66.9	1.230	71.9	1.397
52.0	1.000	57.0	1.000	62.0	1.067	67.0	1.233	72.0	1.400
52.1	1.000	57.1	1.000	62.1	1.070	67.1	1.237	72.1	1.403
52.2	1.000	57.2	1.000	62.2	1.073	67.2	1.240	72.2	1.407
52.3	1.000	57.3	1.000	62.3	1.077	67.3	1.243	72.3	1.410
52.4	1.000	57.4	1.000	62.4	1.080	67.4	1.247	72.4	1.413
52.5	1.000	57.5	1.000	62.5	1.083	67.5	1.250	72.5	1.417
52.6	1.000	57.6	1.000	62.6	1.087	67.6	1.253	72.6	1.420
52.7	1.000	57.7	1.000	62.7	1.090	67.7	1.257	72.7	1.423
52.8	1.000	57.8	1.000	62.8	1.093	67.8	1.260	72.8	1.427
52.9	1.000	57.9	1.000	62.9	1.097	67.9	1.263	72.9	1.430
53.0	1.000	58.0	1.000	63.0	1.100	68.0	1.267	73.0	1.433
53.1	1.000	58.1	1.000	63.1	1.103	68.1	1.270	73.1	1.437
53.2	1.000	58.2	1.000	63.2	1.107	68.2	1.273	73.2	1.440
53.3	1.000	58.3	1.000	63.3	1.110	68.3	1.277	73.3	1.443
53.4	1.000	58.4	1.000	63.4	1.113	68.4	1.280	73.4	1.447
53.5	1.000	58.5	1.000	63.5	1.117	68.5	1.283	73.5	1.450
53.6	1.000	58.6	1.000	63.6	1.120	68.6	1.287	73.6	1.453
53.7	1.000	58.7	1.000	63.7	1.123	68.7	1.290	73.7	1.457
53.8	1.000	58.8	1.000	63.8	1.127	68.8	1.293	73.8	1.460
53.9	1.000	58.9	1.000	63.9	1.130	68.9	1.297	73.9	1.463
54.0	1.000	59.0	1.000	64.0	1.133	69.0	1.300	74.0	1.467
54.1	1.000	59.1	1.000	64.1	1.137	69.1	1.303	74.1	1.470
54.2	1.000	59.2	1.000	64.2	1.140	69.2	1.307	74.2	1.473
54.3	1.000	59.3	1.000	64.3	1.143	69.3	1.310	74.3	1.477
54.4	1.000	59.4	1.000	64.4	1.147	69.4	1.313	74.4	1.480
54.5	1.000	59.5	1.000	64.5	1.150	69.5	1.317	74.5	1.483
54.6	1.000	59.6	1.000	64.6	1.153	69.6	1.320	74.6	1.487
54.7	1.000	59.7	1.000	64.7	1.157	69.7	1.323	74.7	1.490
54.8	1.000	59.8	1.000	64.8	1.160	69.8	1.327	74.8	1.493
54.9	1.000	59.9	1.000	64.9	1.163	69.9	1.330	74.9	1.497
								75.0	1.500